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[ST. PAUL BANCORP INC. LETTERHEAD]

                                                                      EXHIBIT I

                                                  N E W S
                                                  FOR IMMEDIATE RELEASE
                                                  March 14, 1995

                                                  Contacts: Robert N. Parke
                                                            (312) 804-2360

                                                            Maryellen T. Thielen
                                                            (312) 804-2284


                ST. PAUL BANCORP'S ANNUAL MEETING SET FOR MAY 3


        CHICAGO, March 14, 1995 -- St. Paul Bancorp, Inc. (NASDAQ: SPBC) today announced that its annual meeting of stockholders will be held at 10 a.m. Wednesday, May 3, 1995 at Drury Lane Oakbrook, 100 Drury Lane, Oakbrook Terrace, Ill. The record date for the meeting will be March 17, 1995.

        In accordance with the company's bylaws, stockholders who wish to present business at the annual meeting or to nominate directors are required to give notice to the company and provide information as specified in the bylaws no later than April 3, 1995.

        St. Paul Bancorp is parent of St. Paul Federal Bank For Savings, Illinois' largest independent savings institution. With $4.1 billion in assets, St. Paul Federal operates 52 branches throughout metropolitan Chicago. St. Paul Bancorp also provides discount brokerage, insurance and annuity products through other subsidiaries. St. Paul Bancorp's stock is traded on the NASDAQ National Market System under the symbol SPBC.

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